Contact:

Scott M. Tsujita
Sr. Vice President of Finance,
Treasury & Investor Relations
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com

FOR IMMEDIATE RELEASE

WILLIAM KEIPER NAMED HYPERCOM CHIEF EXECUTIVE OFFICER

DANIEL D. DIETHELM ELECTED CHAIRMAN

PHOENIX, August 30, 2005 – Hypercom Corporation (NYSE: HYC) today announced the appointment of William Keiper, 54, as Chief Executive Officer and President of Hypercom Corporation, effective immediately. Keiper, a member of the Board since April 2000, had been serving as Chairman, interim Chief Executive Officer and President since March 30, 2005.

The Board of Directors, utilizing the services of a retained outside executive search firm, conducted an exhaustive search for a seasoned executive to fill the position vacated by the retirement of Christopher Alexander, the former Chairman and CEO of the Company, on March 31, 2005. Following a global search effort, the Board concluded that Mr. Keiper is the person best equipped to serve the interests of the Hypercom stakeholders.

“William Keiper is a seasoned public company executive, has been on the Board of the Company for over 5 years, understands the business well and has earned the respect of not only the Board members, but the employees and the Company’s investors,” said Phillip Riese, a member of the Hypercom Board of Directors. “He has done a terrific job as interim CEO, and has proven to the Board and the Company’s investors that he is exceedingly well-qualified to lead Hypercom into the future. While we met many great executives during the search, the Board unanimously concluded that Will was the best person for the job”.

About William Keiper

Mr. Keiper has over 30 years of business experience, more than 18 of which have been in the management of software, technology and IT product distribution and services organizations.

As President and Chief Operating Officer of MicroAge, Inc., an indirect sales-based IT products distribution and services company, he was a key executive in helping to profitably drive more than a billion dollar revenue increase over the course of his tenure with the company. He is former Chairman and CEO of Artisoft, Inc., a then $100M+ public networking and communications software company. He also currently serves on the Boards of Directors of JDA Software Group, Inc.; Zones, Inc.; and Smith Micro Corporation.

Mr. Keiper has degrees in business and law, and a Master’s in International Management from the Thunderbird American Graduate School of International Management. He is a former Chairman of the Arizona Software Association, and was a nominee for Ernst & Young Entrepreneur of the Year.

Daniel D. Diethelm Appointed Chairman of the Board of Directors

With Keiper’s appointment as CEO, and consistent with the Board’s prior determination to divide the roles of Chairman and CEO, the Company announced the election of Daniel D. Diethelm, 42, as Chairman of the Board of Directors of Hypercom Corporation.

Dan Diethelm has served as a director of the Company since January 2004 and currently serves as Chairman of the Audit Committee of the Board. He also previously served as a Hypercom director from August 2001 to May 2003.

About Daniel D. Diethelm

Mr. Diethelm has been President of 4Group, LLC, a private equity firm since 2003. Since 1998, he has also been Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant primarily in turnaround situations. From January 2000 to January 2001, Mr. Diethelm was President and CEO of Aeropower Resources, Inc., a Rolls-Royce gas turbine Authorized Maintenance Center and FAA repair station. From 1991 to 2000, Mr. Diethelm was Chief Executive Officer of Sebec Corporation, a management, investment and consulting firm. From 1984 to 1991, Mr. Diethelm was Chief Operating Officer and Senior Analyst at Gould Research, Inc., a registered investment advisor and investment management software and database development company, and served as a member of the Gould Research, Inc. Board of Directors. He is also a member of the Board of Directors of Western International University.

Mr. Diethelm is a Chartered Financial Analyst. He received a Bachelor of Science Business Administration in Finance from the University of Arizona.

About Hypercom (www.hypercom.com)

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits. Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries. The company is headquartered in Phoenix, Arizona.

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Hypercom is a registered trademark of Hypercom Corporation. This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the qualifications of the Company’s new Chief Executive Officer and new Chairman, and the Company’s expected future performance. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in forward-looking statements include, the ability to attract and retain qualified executives; industry, competitive and technological changes; the loss of, and failure to replace any significant customers; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and services; the performance of suppliers and subcontractors; risks associated with international operations and foreign currency fluctuations; the state of the U.S. and global economies in general and other risks detailed in our filings with the Securities and Exchange Commission , including the Company’s most recent 10-K and subsequent 10-Qs. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements. HYCP